EXHIBIT 99.1
                                                                    ------------

FOR IMMEDIATE RELEASE:



            CAS MEDICAL SYSTEMS, INC. REPORTS SECOND QUARTER RESULTS

     - COMPANY REAFFIRMS 2006 GUIDANCE & FORE-SIGHT(TM) LAUNCH BY YEAR-END -
              - COMPANY TO HOST CONFERENCE CALL AT 10:00 A.M. EDT -

Branford, Conn. - August 8, 2006 - CAS Medical Systems, Inc. (NASDAQ: CASM) today announced financial results for the second quarter and six months ended June 30, 2006.

Highlights for the quarter:

     o    Revenue increased 36 percent compared to Q2 2005
     o    Revenue, excluding Statcorp, increased 23 percent compared to Q2 2005
     o    Net income was $351,000 or $0.03 per diluted share
     o Two patents awarded for technology used in FORE-SIGHT, the Company's Cerebral Oximeter
     o 510(k) filed with FDA to expand FORE-SIGHT patient population to include neonates and infants up to 6 months

FINANCIAL RESULTS

Revenues for the second quarter ended June 30, 2006 totaled $8.0 million, an increase of $2.1 million, or 36 percent, over the $5.9 million reported for the second quarter ended June 30, 2005. Sales of Statcorp products contributed $2.0 million and $0.8 million, respectively, for the three months ended June 30, 2006 and 2005. Statcorp was acquired by the Company on May 15, 2005. Revenues excluding Statcorp were $6.0 million, an increase of $1.0 million, or 23 percent, over the second quarter ended June 30, 2005. Revenues excluding Statcorp were led by a 24 percent increase in blood pressure product sales generated primarily from sales of original equipment ("OEM") modules and sales of private label monitors into the veterinary market.

Net income for the three months ended June 30, 2006 was $351,000, or $0.03 per diluted common share, compared to net income of $382,000, or $0.03 per diluted share, for the three months ended June 30, 2005. Net income for the second quarter of 2006 was affected by $67,000 of stock compensation expense, not deductible for tax purposes. On January 1, 2006, the Company adopted FASB No. 123R, "Share-Based Payment," which requires that all stock-based awards be recognized as expenses in the financial statements at the fair value of the award. As such, the Company recorded non-cash stock compensation charges of $67,000 in its operations for the three months ended June 30, 2006.

Operating income for the second quarter ended June 30, 2006 was $655,000, including stock compensation charges of $67,000, compared to $611,000 for the same period last year and was primarily affected by a significant increase in research and development ("R&D") expenses of $346,000. The increase in R&D was primarily related to the development of the Near Infra-Red Spectroscopy
(NIRS)-based FORE-SIGHT Cerebral Oximeter. Partially offsetting the increase in R&D expenses were reductions in sales, general and administrative ("SG&A") expenses as a

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percentage of revenues to 27 percent for the second quarter of 2006 compared to
29 percent for the second quarter of 2005.

Revenues for the six months ended June 30, 2006 were $15.6 million, an increase of $4.8 million, or 44 percent, over the $10.8 million reported for the first six months of the prior year. Sales of Statcorp products contributed $3.7 million and $0.8 million, respectively, for the six months ended June 30, 2006 and 2005. Revenues excluding Statcorp were $11.8 million, an increase of $1.8 million, or 18 percent, over the six months ended June 30, 2005. Revenues excluding Statcorp were led by a 23 percent increase in blood pressure product sales generated primarily from the Company's vital signs monitors including private label veterinary monitors and OEM modules.

Net income for the six months ended June 30, 2006 was $491,000, or $0.04 per diluted common share, compared to net income of $733,000, or $0.06 per diluted share, for the six months ended June 30, 2005. Net income for the first six months of 2006 was affected by $201,000 of non-deductible stock compensation charges. The Company's effective tax rate for the six months ended June 30, 2006 approximates 43 percent primarily as a result of these charges compared to approximately 33 percent for the same period of 2005.

Operating income for the six months ended June 30, 2006 was $989,000, including stock compensation charges of $201,000, compared to $1,131,000 for the same period last year and was affected by a significant increase in R&D expenses of $698,000 pertaining largely to the development of FORE-SIGHT. Partially offsetting the significant increase in R&D expenses were reductions in SG&A expenses to 27 percent of revenue compared to 30 percent of revenue for the first six months of 2005. Gross profit as a percentage of revenues fell to 41 percent in the first six months of 2006 from 45 percent for the same period of the prior year, primarily related to normally lower average gross margins on products sold by Statcorp and the effect of product mix experienced during the first quarter of 2006. The first six months of 2006 were also affected by a reduction of $175,000 in expenses related to changes to the Company's retirement benefit plan made in 2005.

MANAGEMENT DISCUSSION

"The second quarter of 2006 was another successful one for CASMED(TM), as sales for our products remain strong and well ahead of last year," commented Louis P. Scheps, President, Chairman of the Board and CEO. "Revenues for the first half of the year demonstrate this solid growth with total revenues outpacing 2005 by 44 percent, and 18 percent excluding Statcorp. The continued revenue growth was led primarily by our blood pressure related product lines. Our proprietary MAXNIBP(R) OEM technology continued to grow in what is traditionally its strongest quarter and growth in the vital signs monitors was helped by the introduction of the 750 series monitors which now includes the recently released dual parameter pulse oximeter and NIBP."

Mr. Scheps added, "While the core business continues its excellent performance, we remain focused and committed to the launch of FORE-SIGHT by the end of the year. In July, we announced that CASMED was awarded two more patents, further strengthening our patent position for the product. Also in July, we filed a 510(k) with the FDA to expand the FORE-SIGHT patient population to include neonates and infants up to 6 months of age. During the quarter, data from various FORE-SIGHT clinical studies was presented at several meetings including the Outcomes Key West, the International Anesthesia Research Society and the Aortic Surgery Symposium. This data indicate that cerebral oximetry has the potential to overcome the limitations of current monitoring devices in measuring oxygen saturation levels in the brain and that pro-active, tailored patient management strategies are needed during cardiac surgery. Clinical studies continue at a number of locations to support our product launch by the end of this year. Additionally, abstracts from data collected at Mount Sinai Medical Center in New York are to be presented at this year's International Society on Oxygen Transport to Tissue (ISOTT) meeting in August and American Society of Anesthesiologists (ASA) meeting in October.

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We continue to invest in development and marketing launch materials and we are finalizing our distribution plans for the FORE-SIGHT and expect to provide the market with an update later in the third quarter."

2006 OUTLOOK

The Company reaffirms its anticipated revenues of between $32.5 million and $34 million, representing growth of 23 to 26 percent over 2005 revenues of $26.9 million. Earnings continue to be estimated at near break-even levels due to the Company's planned expenditures for the NIRS product launch scheduled for the end of 2006.

WEBCAST INFORMATION

CASMED will host a conference call on Tuesday, August 8, 2006 to discuss second quarter and six month results at 10:00 a.m. Eastern Time. The call will be broadcast live over the Internet, and is accessible at the Company's website located at http://www.casmed.com.

Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. An online archive of the broadcast will be available within two hours of the end of the live call and archived on the website until September 8, 2006.

ABOUT CASMED

Founded in 1984, CAS Medical Systems, Inc. is dedicated to the design and manufacture of innovative technologies and products vital to patient care in the most challenging clinical environments. Its current product lines include blood pressure measurement technology, vital signs monitoring equipment, blood pressure cuffs, apnea monitoring equipment and products for neonatal intensive care. With a reputation for the highest quality products available in the markets it serves, CAS products are used by clinicians worldwide.

ABOUT THE FORE-SIGHT CEREBRAL OXIMETER

About 700,000 high risk cardiovascular surgeries are performed each year in the United States. Protecting the brain from low oxygen levels during these procedures is an important goal of every surgical team because the brain is highly vulnerable to oxygen deprivation. At normal body temperatures, damage to brain cells due to lack of oxygen can occur after just a few seconds. The FORE-SIGHT Cerebral Oximeter provides information on absolute cerebral tissue oxygenation that allows clinicians to monitor and quickly respond to instances of brain tissue oxygen deprivation before damage to the brain occurs.

For further information regarding CAS Medical Systems, Inc., visit the Company's website at http://www.casmed.com.

MAXNIBP is a registered trademark of CAS Medical Systems, Inc.
FORE-SIGHT and CASMED and the CASMED logo are trademarks of CAS Medical Systems, Inc.

STATEMENTS INCLUDED IN THIS PRESS RELEASE, WHICH ARE NOT HISTORICAL IN NATURE, ARE FORWARD-LOOKING STATEMENTS MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. STATEMENTS RELATING TO THE FUTURE FINANCIAL PERFORMANCE OF THE COMPANY ARE SUBJECT TO MANY FACTORS INCLUDING, BUT NOT LIMITED TO, THE CUSTOMER ACCEPTANCE OF THE PRODUCTS IN THE MARKET, THE INTRODUCTION OF COMPETITIVE PRODUCTS AND PRODUCT DEVELOPMENT, COMMERCIALIZATION AND TECHNOLOGICAL DIFFICULTIES, AND OTHER RISKS DETAILED IN THE COMPANY'S MOST RECENT FORM 10-KSB AND OTHER SECURITIES AND EXCHANGE COMMISSION FILINGS.

SUCH STATEMENTS ARE BASED UPON THE CURRENT BELIEFS AND EXPECTATIONS OF THE COMPANY'S MANAGEMENT AND ARE SUBJECT TO SIGNIFICANT RISKS AND UNCERTAINTIES. ACTUAL RESULTS MAY DIFFER FROM THOSE SET FORTH IN THE FORWARD-LOOKING STATEMENTS. WHEN USED IN THIS PRESS RELEASE THE TERMS "ANTICIPATE," "BELIEVE," "ESTIMATE," "EXPECT," "MAY," "OBJECTIVE," "PLAN," "POSSIBLE," "POTENTIAL," "PROJECT," "WILL" AND SIMILAR EXPRESSIONS IDENTIFY FORWARD-LOOKING STATEMENTS. THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PRESS RELEASE ARE MADE AS OF THE DATE HEREOF, AND WE DO NOT UNDERTAKE ANY OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF FUTURE EVENTS, NEW INFORMATION OR OTHERWISE.

                                Tables to Follow

                            CAS MEDICAL SYSTEMS, INC.
                              STATEMENTS OF INCOME
                                   (UNAUDITED)

                                       THREE MONTHS   SIX MONTHS   THREE MONTHS   SIX MONTHS
                                            ENDED        ENDED         ENDED         ENDED
                                          JUNE 30,     JUNE 30,       JUNE 30,      JUNE 30,
                                            2006         2006           2005          2005
                                        -----------   -----------   -----------   -----------
Revenues                                $ 8,029,256   $15,585,941   $ 5,882,755   $10,831,266

Costs and Expenses:
  Cost of Products Sold                   4,564,210     9,168,447     3,262,918     5,966,108
  Research and Development                  628,255     1,233,131       282,574       535,304
  Selling, General and Administrative     2,181,599     4,195,082     1,726,754     3,198,993
                                        -----------   -----------   -----------   -----------
                                          7,374,064    14,596,660     5,272,246     9,700,405

                                        -----------   -----------   -----------   -----------
Operating Income                            655,192       989,281       610,509     1,130,861

  Interest Expense                           63,341       127,710        33,796        36,741

                                        -----------   -----------   -----------   -----------
Pre-tax Income                              591,851       861,571       576,713     1,094,120

  Income Taxes                              241,010       370,475       195,180       360,680

                                        -----------   -----------   -----------   -----------
Net Income                              $   350,841   $   491,096   $   381,533   $   733,440
                                        ===========   ===========   ===========   ===========

EARNINGS PER COMMON SHARE:
    Basic                               $      0.03   $      0.05   $      0.04   $      0.07

    Diluted                             $      0.03   $      0.04   $      0.03   $      0.06

WEIGHTED AVERAGE NUMBER OF
   COMMON SHARES OUTSTANDING:

    Basic                                10,353,306    10,301,124     9,908,087     9,898,875

    Diluted                              12,043,121    12,116,176    11,567,912    11,512,587

                            CAS MEDICAL SYSTEMS, INC.
                                 BALANCE SHEETS
                                   (UNAUDITED)

                                           JUNE 30,      DECEMBER 31,
                                             2006            2005
                                         ------------    ------------
Cash and cash equivalents                $  1,203,142    $  1,892,584
Accounts receivable                         4,093,533       3,218,963
Inventories                                 6,049,338       5,592,807
Deferred income taxes                         248,963         318,262
Other current assets                          475,654         494,182
                                         ------------    ------------

  Total current assets                     12,070,630      11,516,798

Property, plant, and equipment              6,201,150       5,817,616
Less accumulated depreciation              (3,297,516)     (3,080,160)
                                         ------------    ------------
                                            2,903,634       2,737,456

Intangible and other assets, net              416,196         360,186
Goodwill                                    3,379,021       3,079,021
Deferred income taxes                         257,148         224,620

                                         ------------    ------------
  Total assets                           $ 19,026,629    $ 17,918,081
                                         ============    ============


Current portion of long-term debt        $    591,554    $    574,115
Notes payable                                 173,173         206,359
Accounts payable                            2,324,154       2,167,396
Income taxes payable                          259,538          18,999
Accrued expenses                            1,261,864       1,068,035
                                         ------------    ------------

  Total current liabilities                 4,610,283       4,034,904

Long-term debt, less current portion        4,115,698       4,416,202

Retirement benefit obligation                 174,793         349,567

Common stock                                   41,858          40,456
Common stock held in treasury, at cost       (101,480)       (101,480)
Additional paid-in capital                  3,692,858       3,176,911
Retained earnings                           6,492,619       6,001,521
                                         ------------    ------------

Stockholders' equity                       10,125,855       9,117,408

                                         ------------    ------------
Total liabilities & equity               $ 19,026,629    $ 17,918,081
                                         ============    ============

COMPANY CONTACTS:

CAS Medical Systems, Inc.
Jeffery Baird, CFO
203-488-6056
ir@casmed.com

Financial Dynamics
John Capodanno
212-850-5705
jcapodanno@fd-us.com